Exhibit 4.4

AMENDMENT TO COMMON STOCK PURCHASE WARRANT

This Amendment (the “Amendment”) is effective as of August 24, 2006, by and among                                                               (the “Holder”) and Spheric Technologies, Inc., an Arizona corporation (the “Company”). All capitalized terms in this Amendment shall have the same meanings as such terms have in the Common Stock Purchase Warrant (the “Warrant”), dated                     , 200    , issued by the Company to the Holder.

RECITALS

WHEREAS, the Company and the Holder desire to amend the Warrant in accordance with the terms set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises and conditions set forth, the parties agree as follows:

AGREEMENT

1. The first Paragraph of the Warrant shall be amended and restated in its entirety as follows:

Spheric Technologies, Inc. (“Company”), an Arizona corporation, hereby certifies that, for value received of $.01 per Warrant,                                                                                                        (the “Holder”), whose address is                                                              , is entitled, subject to the terms set forth below at any time or from time to time after the date hereof and before the Expiration Date (as defined below), to purchase from the Company              shares (“Shares”) of Common Stock, $.001 par value, at a price of $1.00 per Share (the purchase price per Share, as adjusted from time to time pursuant to the provisions hereunder set forth, is referred to in this Warrant as the “Purchase Price”).

2. This Amendment shall become effective on the date written above.

3. The Warrant shall be deemed amended to the extent set forth in this Amendment. The Warrant, as amended by the Amendment, shall constitute one agreement. All other terms and provisions of the Warrant shall remain in full force and effect. If there is any inconsistency with the terms of the Warrant and the Amendment, the terms of the Amendment shall govern over the Warrant. This Amendment is intended to be a final expression of the parties’ agreement to amend the Warrant and is intended to be a complete and exclusive statement of their agreement and understanding with respect to such amendment.

IN WITNESS WHEREOF, this Amendment has been entered into as of the day and year first above written.

HOLDER

Signature

Print Name

COMPANY

SPHERIC TECHNOLOGIES, INC.

By

Its